(C) Record of changes in Return
VANGUARD TOTAL STOCK MARKET INDEX FUND - INVESTOR SHARES

Fiscal Year	Annual Return (%)
The 14th Fiscal Year (1/1/05-12/31/05)	5.92
The 15th Fiscal Year (1/1/06-12/31/06)	15.51
The 16th Fiscal Year (1/1/07-12/31/07)	5.49
The 17th Fiscal Year (1/1/08-12/31/08)	-36.69
The 18th Fiscal Year (1/1/09-12/31/09)	28.28
The 19th Fiscal Year (1/1/10-12/31/10)	16.90
The 20th Fiscal Year (1/1/11-12/31/11)	0.93
The 21st Fiscal Year (1/1/12-12/31/12)	16.25	16.20325983
The 22nd Fiscal Year (1/1/13-12/31/13)	33.09	33.09483726
The 23rd Fiscal Year (1/1/14-12/31/14)	12.34	12.34411828